EXHIBIT 5.1

May 1, 2019

Zovio Inc
8620 Spectrum Center Blvd
San Diego, California, 92123

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 310,605 of your common stock, par value $0.01 per share (the “Shares”), reserved for issuance under the Tutorme.com, Inc. 2015 Equity Incentive Plan, as amended (the “Tutorme Plan”).

As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Tutorme Plan.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Tutorme Plan and pursuant to the agreements which accompany the Tutorme Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
/s/ Wilson Sonsini Goodrich & Rosati
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

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